July 9, 2012

Ian Drysdale
14352 Club Circle
Milton, Georgia 30004

Dear Ian:

This letter confirms our offer and your acceptance of the full time position of Group President reporting to me as Chief Executive Officer in Princeton, New Jersey. You will be authorized to work from your home office in Atlanta, although you will be expected to meet with me in Princeton several times each month at Heartland's corporate headquarters to report on your activities and take regular direction.

We look forward to you beginning your employment on or about July 9, 2012. Your semi-monthly rate will be $11,041.67 per pay ($265,000 annually) and you will be paid on the 15th and the end of each month. In addition to your base salary listed above, your compensation package will also include the following:

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Annual bonus eligibility equivalent to 50% of base salary. Bonuses are generally paid in January for the previous year. However, we will guarantee your bonus for your first twelve months of active employment and pay you monthly for the bonus on a pro-rata basis.

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Restricted Stock Units will be issued to you by the Compensation Committee as soon as practicable after your start date of July 9, 2012. These RSUs will vest over 4 years and will be paid out upon vesting. The number of these RSUs will be determined as of the date that the Compensation Committee of the Board of Directors approves the grant and will have value equal to $1,060,000.

After 90 days of employment with Heartland, you will automatically be enrolled in HPS's 401K Profit Sharing Plan at a standard deduction of 1%. You may elect to have a higher percentage taken out or none at all. Information about these programs and other company benefits, as well as guidelines concerning your employment, are described in Heartland's Employee Handbook, which you will be provided access via our web-site when your employment begins. If you have other specific benefit questions, feel free to contact Jose Muniz at jose.muniz@e-hps.com or Jackie Lamont at Jackie.lamont@e-hps.com.

As discussed, this offer is contingent upon the successful completion of a background check and your written acceptance of the terms and conditions set forth in the attached document pertaining to Heartland's Alcohol and Drug-Free Workplace Policy.

Your employment with Heartland is “at-will.” This means that just as you have the right to end your employment with Heartland at any time, for any reason or no reason, and with or without notice, Heartland also has the right to terminate your employment at any time, for any reason or no reason, and with or without notice. If your employment is terminated, the monthly guaranteed bonus payments will be governed on the same terms as provided in Attachment 2.

In consideration of and as a condition to this offer of employment, you will be required to sign and strictly abide by the terms of the attached "Employee Confidential Information and NonCompetition Agreement." You acknowledge and agree that this is necessary for the protection of Heartland's legitimate business interests, given than you will have a high level position at Heartland with extensive access to sensitive, confidential and proprietary information and extensive contact with Heartland customers.

At the same time, you have disclosed and acknowledge that you have entered into a restrictive covenant agreement ("restrictive covenant") with your former employer, WorldPay US, Inc. ("WorldPay"). You have also represented that you do not expect that this will hinder you from fully performing the Group President position you are being hired to perform at Heartland, and that you fully expect to be able to perform your job without any material impediment from WorldPay and/or as a result of the restrictive covenant. While, as we discussed, no one can ensure the behavior of a third party uninvolved in these negotiations, you have represented that you know of no facts that would reasonably justify a claim against you or Heartland by WorldPay as a result of your performance in your new role as Group President at Heartland. You agree that, should WorldPay pursue litigation against you as a result of any alleged breach of the WorldPay restrictive covenant, you will be responsible for your own defense to any claim WorldPay may make against you, including all the attorney fees you may incur in defending such a claim. Further, if WorldPay also and/or separately pursues any claim against Heartland for or related to your alleged breach of the restrictive covenant, you will also indemnify and hold harmless Heartland for the legal defense -- not to include any allocation of in-house legal department salaries -- of any such claim by World Pay and any liability arising out of it.

To confirm your acceptance of this offer and acknowledge your at-will employment relationship with Heartland, please sign this letter, the Alcohol and Drug Free Workplace policy and the Employee Confidential Information and Noncompetition Agreement and return all three to Heartland's Human Resource Department. Feel free to retain a copy for your records.

On behalf of Heartland Payment Systems, I look forward to having you join our team. In the meantime, if you have any questions about the terms of our offer or the company in general, please feel free to contact me.

Sincerely,

/s/ Robert O. Carr

Robert O. Carr
Chief Executive Officer

I hereby accept the offer of employment described above and acknowledge that my employment relationship with Heartland Payment Systems is contingent upon the successful completion of a background check, and my written acceptance of the terms and conditions set forth in Heartland's

Alcohol and Drug-Free Workplace Policy and Employee Confidential Information and NonCompetition Agreement. I further acknowledge that any employment relationship I may have with Heartland is at-will.

_/s/ Ian Drysdale_____________________________     July 9, 2012
Ian Drysdale                            Date

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